EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Third Quarter 2019 Financial Results

▪	Third quarter 2019 net loss of $10.6 million, adjusted EBITDA of $72.0 million and Distributable Cash Flow (“DCF”) of $41.7 million
▪	SMLP reported a distribution coverage ratio of 1.75x for the third quarter of 2019
▪	Sequential quarterly volume growth across six of eight operating segments, including record liquids throughput in the Williston Basin in September 2019 with volumes in excess of 115 Mbbl/d
▪	Adjusted EBITDA and DCF growth primarily driven by the start-up of DJ processing plant, Permian volume growth and plant optimization, and volume growth in the Utica Shale segment
▪

Announced transaction to prepay and reduce the Deferred Purchase Price Obligation (“DPPO”) by $122.75 million, or 40%, and to extend the payment date to January 2022.  Consideration mix for the prepayment includes $51.75 million of cash and 10.7 million SMLP common units

▪	Pursuing initiatives to immediately lower overall cost structure and optimize capital spending

The Woodlands, Texas (November 8, 2019) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended September 30, 2019, including adjusted EBITDA of $72.0 million, DCF of $41.7 million, and a quarterly distribution coverage ratio of 1.75x.  SMLP reported a net loss of $10.6 million in the quarter, which included a $16.2 million non-cash expense related to the impairment of goodwill on the Mountaineer Midstream system, due to a more tempered near-term outlook for the Marcellus Shale reportable segment.  Net loss, adjusted EBITDA and DCF were negatively impacted by approximately $3.9 million of extraordinary remediation expenses and operational downtime in the Williston Basin segment during the quarter.

Heath Deneke, President and Chief Executive Officer, commented, “Excluding the remediation expenses and operational issues in the Williston Basin segment, third quarter of 2019 results were in line with expectations and reflected volumetric growth and drilling activity consistent with our expectations from last quarter.  Volumes increased sequentially across six of our eight reportable segments, and we expect this trend to continue across many of our gathering and processing systems through the end of the year, with another 40 new well connections scheduled in the fourth quarter.  Taking into account the Williston Basin issues experienced in the third quarter, we now expect full year 2019 adjusted EBITDA to be around $290 million.”

“With the completion of our 60 MMcf/d DJ Basin processing plant and compression expansions in the Permian Basin, capital expenditures began to wind down in the third quarter and are expected to decline further in the fourth quarter of 2019.  We will remain disciplined with respect to future capital expenditures, which will be primarily concentrated on the Double E Pipeline project and accretive expansions of our existing systems in our Core Focus Areas.  We continue to advance our financing plans for our equity interest in Double E, which we intend to be credit neutral to Summit.  We are currently targeting a financing structure that requires no further cash outlays or payments by us during the construction period, and which shifts a substantial majority of our Double E capital commitments to third parties beginning in the first quarter of 2020.  Excluding Double E, we estimate that our 2020 capital program will be less than $75 million.”

“Additionally, in the third quarter, we kicked off an important internal initiative to transform our cost structure, enhance margins and improve our competitive position in response to the ongoing challenge of weak market conditions.  Based on preliminary assessments, we are targeting a reduction of at least $10 million of annual operating and administrative expenses in 2020 and up to $20 million of annual run rate expenses thereafter, while maintaining our commitment to providing safe and reliable operations for our customers. Our committed focus on cost efficiency and capital discipline is an important part of our overall plan to reduce leverage and improve our financial flexibility.”

“Lastly, today’s announcement of an amendment to the DPPO represents an important step forward for the company and all of our stakeholders.  The amendment reduces the remaining obligation by 40% to $180.75 million, and the

EX 99.1-1

extension of the final payment date to January 2022 provides SMLP with additional time and flexibility to further strengthen the balance sheet and develop an optimal solution to retire the DPPO in its entirety.  To that end, we will continue to pursue options that include, but are not limited to, raising proceeds from asset divestitures or the formation of joint ventures in our Legacy Areas and Core Focus Areas.  While there can be no assurances that these options will lead to a transaction or other course of action, the SMLP management team, its Board of Directors, and our sponsor, Energy Capital Partners, are fully committed to pursuing every opportunity to strengthen the company and maximize unitholder value.”

DPPO Reduction & Extension

In November 2019, SMLP further amended the Contribution Agreement associated with the 2016 Drop Down (the “Amendment”) to account for a prepayment by the Partnership, on or before November 15, 2019, of (i) $51.75 million of cash and (ii) 10,714,285 SMLP common units.  Following the prepayment, the DPPO will be reduced by $122.75 million, to $180.75 million.  Also, the Amendment eliminates the near-term obligation for SMLP to fund a $151.75 million DPPO payment by June 30, 2020 and another $151.75 million payment by December 31, 2020 and extends the date by which SMLP is required to make the final DPPO payment, in full, to January 15, 2022.  SMLP will have the option to make interim payments in advance of January 15, 2022; however, there is no obligation to do so.  At the discretion of the board of directors of SMLP’s general partner, future payments of the DPPO can be made in either cash or SMLP common units, or a combination thereof, and interest will accrue (and be payable quarterly in cash) at a rate of 8% per annum on any portion of the DPPO that remains unpaid after March 31, 2020.

The Amendment was unanimously approved by the Board of Directors of SMLP’s General Partner, including the conflicts committee, which consists entirely of independent directors.  The conflicts committee engaged Tudor, Pickering, Holt & Co. as its independent financial advisor and Akin Gump Strauss Hauer & Feld, LLP as its legal advisor.

Quarterly Business Highlights

In the third quarter of 2019, SMLP’s average daily natural gas throughput for its operated systems increased 1.9% over the second quarter of 2019 to 1,394 MMcf/d, and liquids volumes increased 11.6% over the second quarter of 2019 to 105.2 Mbbl/d.  Third quarter gross average daily natural gas throughput for Ohio Gathering increased 9.0% over the second quarter of 2019 to 777 MMcf/d.  Our customers commissioned 38 natural gas wells and 39 liquids wells upstream of our operated systems during the third quarter, and our Ohio Gathering customers connected 13 wells during the period.  SMLP’s customers currently maintain more than 70 DUCs in inventory upstream of our systems.

Core Focus Areas:

Our Core Focus Areas, which include our Utica Shale, Ohio Gathering, Williston Basin, DJ Basin, and Permian Basin reportable segments, are located in production basins in which we expect to experience relatively higher long-term growth, driven by our customers’ ability to generate more favorable returns and support sustained drilling and completion activity in varying commodity price environments.

•	Core Focus Areas generated sequential quarterly adjusted EBITDA growth of 9.9% to $38.9 million, with four of the five segments higher than the second quarter of 2019 and the prior-year period
•

Utica Shale segment adjusted EBITDA of $7.9 million, an 18.4% increase over the prior quarter, was driven by 248 MMcf/d of high margin volumes gathered from pad sites directly connected to the gathering system; volume growth was driven by the completion of four new wells at the end of the second quarter

•

The Utica Shale segment is benefitting from a consistent level of drilling and completion activity, including two new wells that were commissioned at the beginning of the fourth quarter, and a new rig that was mobilized in August 2019 to drill a 5-well pad site.  This pad site is expected to commence initial production in the second quarter of 2020 with flow rates in excess of 150 MMcf/d, which is approximately 60% of our third quarter 2019 pad level volumes

•

Ohio Gathering segment adjusted EBITDA totaled $10.4 million and volume throughput increased 9.0% over the second quarter of 2019 as a result of 13 new wells commissioned in the quarter, including five wells in the rich gas window of the play

EX 99.1-2

•

Williston Basin volume throughput averaged 105.2 Mbbl/d for the third quarter, which was attributable to 39 new well completions behind the Polar and Divide system; these new wells facilitated volume throughput in excess of 115.0 Mbbl/d in September 2019, a new monthly record for SMLP

•

Williston Basin segment adjusted EBITDA totaled $13.8 million in the third quarter of 2019, which was negatively affected by approximately $2.0 million of extraordinary remediation expenses and $1.9 million associated with an operational disruption on the Bison Midstream system.  The disruption began at the end of the second quarter of 2019, and all systems were fully restored in late August 2019

•

The Williston Basin segment maintains strong momentum heading into the fourth quarter of 2019, with exit-rate liquids throughput in September exceeding 115.0 Mbbl/d, two drilling rigs currently working, and 25 DUCs upstream of the Polar & Divide system

•

DJ Basin segment adjusted EBITDA totaled $6.6 million in the third quarter of 2019, and represented a growth rate of 133% over the second quarter of 2019 as a result of a 65.0% increase in volume throughput and the ability to charge monthly demand payments, both of which resulted from the commissioning of the new 60 MMcf/d processing facility in June 2019

•	SMLP’s customers are currently operating two rigs upstream of the Niobrara G&P system, which is expected to grow volumes and increase plant utilization over the balance of the year
•

The Permian Basin segment generated $0.2 million of segment adjusted EBITDA in the third quarter of 2019, a $0.9 million increase from the prior quarter, primarily attributable to a 17.6% increase in volume throughput, and continued improvement in our operating efficiency, which enabled a $0.4 million decrease in operating expenses relative to the prior quarter

•	We expect continued momentum for the Permian Basin segment through the balance of 2019, driven by one active rig and 17 DUCs upstream of the Lane G&P system
•

Double E filed its section 7(c) application with the Federal Energy Regulatory Commission (“FERC”) in July 2019, and in September 2019 received notice of FERC’s intention to issue an Environmental Assessment related to the project in March 2020; the Double E project continues to move forward on schedule and on budget

Legacy Areas:

Our Legacy Areas, which include our Piceance Basin, Barnett Shale and Marcellus Shale reportable segments, are located in production basins in which we expect our gathering systems to experience relatively lower long-term growth and to attract a lower level of capital expenditures.

•

Legacy Areas generated third quarter of 2019 free cash flow (segment adjusted EBITDA less capex) of $38.9 million, based on combined segment adjusted EBITDA of $39.9 million and combined capital expenditures of $1.0 million

•	Barnett Shale volume throughput of 247 MMcf/d benefited from three new wells commissioned behind the DFW Midstream system during the third quarter
•

Marcellus Shale volume grew modestly relative to the second quarter of 2019, due to the commissioning of five new wells late in the quarter, which contributed to September 2019 average volumes of approximately 385 MMcf/d

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The following table presents average daily throughput by reportable segment:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Average daily throughput (MMcf/d):
Utica Shale	290	357	279	376
Williston Basin (1)	9	19	12	18
DJ Basin	33	18	25	16
Permian Basin	20	—	17	—
Piceance Basin	446	553	464	558
Barnett Shale	247	232	255	253
Marcellus Shale	349	450	358	499
Aggregate average daily throughput	1,394	1,629	1,410	1,720

Average daily throughput (Mbbl/d):
Williston Basin	105.2	96.9	100.8	90.9
Aggregate average daily throughput	105.2	96.9	100.8	90.9

Ohio Gathering average daily throughput (MMcf/d) (2)	777	797	734	765

__________

(1)	The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.
(2)	Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

The following table presents adjusted EBITDA by reportable segment:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$7,864	$6,521	$20,697	$24,459
Ohio Gathering (2)	10,435	10,171	29,584	29,583
Williston Basin (3)	13,840	19,849	49,224	54,849
DJ Basin	6,554	2,248	12,043	4,528
Permian Basin	210	—	(996)	—
Piceance Basin	24,044	27,583	74,627	82,211
Barnett Shale	10,901	10,818	33,483	31,770
Marcellus Shale	4,958	5,550	14,735	18,769
Total	$78,806	$82,740	$233,397	$246,169
Less: Corporate and Other (4)	6,779	9,324	23,793	28,949
Adjusted EBITDA	$72,027	$73,416	$209,604	$217,220

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) change in the Deferred Purchase Price Obligation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.

(4) Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, interest expense and a change in the Deferred Purchase Price Obligation.

EX 99.1-4

Capital Expenditures

Capital expenditures totaled $40.6 million in the third quarter of 2019, including maintenance capital expenditures of $3.5 million, a decrease of 19.3% compared to the second quarter of 2019.  SMLP also made capital contributions totaling $5.4 million in the third quarter of 2019 with respect to its 70% equity investment in Double E Pipeline, LLC.  Capital expenditures are expected to decline further in the fourth quarter of 2019, primarily due to the recent commissioning of our 60 MMcf/d DJ Basin processing plant and the commissioning of new compression assets in our Permian Basin operations.

	Nine months ended September 30,
	2019	2018
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$2,473	$3,922
Williston Basin	20,288	18,463
DJ Basin	66,775	38,864
Permian Basin	43,422	67,640
Piceance Basin	1,919	5,302
Barnett Shale (2)	317	914
Marcellus Shale	347	557
Total reportable segment capital expenditures	135,541	135,662
Corporate and Other (3)	16,122	1,371
Total cash paid for capital expenditures	$151,663	$137,033

__________

(1)	Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
(2)	For the nine months ended September 30, 2019, the amount includes sales tax reimbursements of $1.1 million.
(3)

For 2019 and through the formation date of the Double E joint venture in June 2019, reflects 100% of the capital expenditures associated with Double E and excludes capital contributions made by our JV partner.

Capital & Liquidity

As of September 30, 2019, SMLP had $640.9 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.4 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of September 30, 2019, were 4.91 to 1.0 and 2.09 to 1.0, respectively.

MVC Shortfall Payments

SMLP billed its customers $12.0 million in the third quarter of 2019 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the third quarter of 2019, SMLP recognized $12.4 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized $3.5 million of adjustments to MVC shortfall payments in the third quarter of 2019 related to future expected shortfall payments from customers in the Williston Basin segment and the Barnett Shale segment.  SMLP’s MVC shortfall payment mechanisms contributed $16.0 million of total adjusted EBITDA in the third quarter of 2019.

EX 99.1-5

	Three months ended September 30, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,391	$3,391	$—	$3,391
Total net change	$3,391	$3,391	$—	$3,391

MVC shortfall payment adjustments:
Williston Basin	$621	$621	$2,081	$2,702
Piceance Basin	6,714	7,147	—	7,147
Barnett Shale	—	—	1,453	1,453
Marcellus Shale	1,273	1,273	—	1,273
Total MVC shortfall payment adjustments	$8,608	$9,041	$3,534	$12,575

Total (1)	$11,999	$12,432	$3,534	$15,966

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

	Nine months ended September 30, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$10,106	$10,106	$—	$10,106
Total net change	$10,106	$10,106	$—	$10,106

MVC shortfall payment adjustments:
Williston Basin	$2,356	$9,985	$(1,387)	$8,598
Piceance Basin	20,357	21,771	(103)	21,668
Barnett Shale	—	—	4,358	4,358
Marcellus Shale	3,778	3,778	—	3,778
Total MVC shortfall payment adjustments	$26,491	$35,534	$2,868	$38,402

Total (1)	$36,597	$45,640	$2,868	$48,508

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

Quarterly Distribution

On October 24, 2019, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.2875 per unit on all of its outstanding common units, or $1.15 per unit on an annualized basis, for the quarter ended September 30, 2019.  This distribution will be paid on November 14, 2019, to unitholders of record as of the close of business on November 7, 2019.

Third Quarter 2019 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, November 8, 2019, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 49087220.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until November 22, 2019, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 49087220#.  An archive of the conference call will also be available on SMLP's website.

EX 99.1-6

Upcoming Investor Conferences

Members of SMLP’s senior management team will participate in RBC Capital Markets’ 2019 Midstream Conference in Dallas, Texas on November 20, 2019 and November 21, 2019, and in the Wells Fargo Pipeline, MLP and Utility Symposium in New York, New York on December 11, 2019 and December 12, 2019.  The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation fair value, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

EX 99.1-7

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah.  SMLP has an equity investment in and operates Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in The Woodlands, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 48.5% limited partner interest in SMLP, pro forma for the Amendment and indirectly owns and controls the non-economic general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns a 6.3% limited partner interest in SMLP, pro forma for the Amendment.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2019 financial guidance or financial or operating expectations for 2019, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,050	$4,345
Accounts receivable	88,889	97,936
Other current assets	5,525	3,971
Total current assets	99,464	106,252
Property, plant and equipment, net	1,899,281	1,963,713
Intangible assets, net	243,773	273,416
Goodwill	—	16,211
Investment in equity method investees	648,748	649,250
Other noncurrent assets	10,190	11,720
Total assets	$2,901,456	$3,020,562

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$27,651	$38,414
Accrued expenses	9,616	21,963
Due to affiliate	142	240
Deferred revenue	12,595	11,467
Ad valorem taxes payable	7,941	10,550
Accrued interest	15,367	12,286
Accrued environmental remediation	1,674	2,487
Other current liabilities	12,422	12,645
Deferred Purchase Price Obligation	295,834	—
Total current liabilities	383,242	110,052
Long-term debt	1,392,986	1,257,731
Noncurrent Deferred Purchase Price Obligation	—	383,934
Noncurrent deferred revenue	39,834	39,504
Noncurrent accrued environmental remediation	2,704	3,149
Other noncurrent liabilities	8,491	4,968
Total liabilities	1,827,257	1,799,338

Series A Preferred Units	300,741	293,616
Common limited partner capital	773,458	902,358
General Partner interests	—	25,250
Total partners' capital	1,074,199	1,221,224
Total liabilities and partners' capital	$2,901,456	$3,020,562

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$80,968	$86,427	$243,039	$260,373
Natural gas, NGLs and condensate sales	12,219	34,017	68,438	92,025
Other revenues	7,000	7,035	19,804	20,584
Total revenues	100,187	127,479	331,281	372,982
Costs and expenses:
Cost of natural gas and NGLs	7,472	26,879	50,802	71,549
Operation and maintenance	26,231	24,382	74,171	73,452
General and administrative	9,949	11,740	37,444	39,666
Depreciation and amortization	27,406	26,743	81,933	80,204
Transaction costs	129	—	1,079	—
(Gain) loss on asset sales, net	(347)	6	(1,595)	(6)
Long-lived asset impairment (1)	—	1,540	45,021	2,127
Goodwill impairment (2)	16,211	—	16,211	—
Total costs and expenses	87,051	91,290	305,066	266,992
Other income	12	58	304	78
Interest expense	(19,335)	(14,862)	(54,803)	(44,821)
Deferred Purchase Price Obligation	(3,760)	37,204	(11,899)	(53,759)
(Loss) income before income taxes and loss from equity method investees	(9,947)	58,589	(40,183)	7,488
Income tax (expense) benefit	(21)	35	(1,370)	(88)
Loss from equity method investees	(677)	(1,169)	(1,197)	(3,703)
Net (loss) income	$(10,645)	$57,455	$(42,750)	$3,697

(Loss) income per limited partner unit:
Common unit – basic	$(0.21)	$0.64	$(0.80)	$(0.33)
Common unit – diluted	$(0.21)	$0.64	$(0.80)	$(0.33)

Weighted-average limited partner units outstanding:
Common units – basic	82,718	73,356	80,429	73,283
Common units – diluted	82,718	73,756	80,429	73,283

__________

(1) For the nine months ended September 30, 2019, the amount is associated with our decision to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant, and to decommission an underutilized Barnett Shale compressor station.

(2) For the three and nine months ended September 30, 2019, the amount represents an impairment charge associated with our annual goodwill testing of the Marcellus Shale reporting unit.

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Other financial data:
Net (loss) income	$(10,645)	$57,455	$(42,750)	$3,697
Net cash provided by operating activities	$47,173	$56,443	$143,419	$166,492
Capital expenditures	$40,571	$46,639	$151,663	$137,033
Adjusted EBITDA	$72,027	$73,416	$209,604	$217,220
Distributable cash flow	$41,704	$43,629	$120,339	$134,941
Distributions declared (1)	$23,790	$45,216	$71,343	$135,648
Distribution coverage ratio (2)	1.75x	0.96x	1.69x	0.99x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,394	1,629	1,410	1,720
Aggregate average daily throughput – liquids (Mbbl/d)	105.2	96.9	100.8	90.9

Ohio Gathering average daily throughput (MMcf/d) (3)	777	797	734	765

__________

(1) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended September 30, 2019, represents the distributions declared in October 2019 to be paid in November 2019.

(2) Distribution coverage ratio calculation for the three months ended September 30, 2019 and 2018 is based on distributions declared to common unitholders in respect of the second quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net (loss) income	$(10,645)	$57,455	$(42,750)	$3,697
Add:
Interest expense	19,335	14,862	54,803	44,821
Income tax expense	21	(35)	1,370	88
Depreciation and amortization (1)	27,640	26,592	82,919	79,752
Proportional adjusted EBITDA for equity method investees (2)	10,435	10,171	29,584	29,583
Adjustments related to MVC shortfall payments (3)	3,534	(2,999)	2,868	(6,541)
Adjustments related to capital reimbursement activity (4)	(145)	(106)	(1,906)	49
Unit-based and noncash compensation	1,291	1,965	5,370	6,188
Deferred Purchase Price Obligation (5)	3,760	(37,204)	11,899	53,759
(Gain) loss on asset sales, net	(347)	6	(1,595)	(6)
Long-lived asset impairment	—	1,540	45,021	2,127
Goodwill impairment	16,211	—	16,211	—
Other, net (6)	260	—	4,613	—
Less:
Loss from equity method investees	(677)	(1,169)	(1,197)	(3,703)
Adjusted EBITDA	$72,027	$73,416	$209,604	$217,220
Less:
Cash interest paid	16,594	13,164	54,100	44,126
Cash paid for taxes	—	—	150	175
Senior notes interest adjustment (7)	3,063	3,063	3,063	3,063
Distributions to Series A Preferred unitholders (8)	—	—	14,250	14,250
Series A Preferred units distribution adjustment (9)	7,125	7,125	7,125	7,125
Maintenance capital expenditures	3,541	6,435	10,577	13,540
Distributable cash flow	$41,704	$43,629	$120,339	$134,941

Distributions declared (10)	$23,790	$45,216	$71,343	$135,648

Distribution coverage ratio (11)	1.75x	0.96x	1.69x	0.99x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments recognize the earnings from MVC shortfall payments ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the nine months ended September 30, 2019, $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring we completed during the period.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August

EX 99.1-12

2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(8) Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(10) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended September 30, 2019, represents the distributions declared in October 2019 to be paid in November 2019.

(11) Distribution coverage ratio calculation for the three months ended September 30, 2019 and 2018 is based on distributions declared in respect of the third quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-13

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine months ended September 30,
	2019	2018
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$143,419	$166,492
Add:
Interest expense, excluding amortization of debt issuance costs	51,507	41,637
Income tax expense	1,370	88
Changes in operating assets and liabilities	8,456	12,440
Proportional adjusted EBITDA for equity method investees (1)	29,584	29,583
Adjustments related to MVC shortfall payments (2)	2,868	(6,541)
Adjustments related to capital reimbursement activity (3)	(1,906)	49
Other, net (4)	4,613	—
Less:
Distributions from equity method investees	28,008	26,528
Noncash lease expense	2,299	—
Adjusted EBITDA	$209,604	$217,220
Less:
Cash interest paid	54,100	44,126
Cash paid for taxes	150	175
Senior notes interest adjustment (5)	3,063	3,063
Distributions to Series A Preferred unitholders (6)	14,250	14,250
Series A Preferred units distribution adjustment (7)	7,125	7,125
Maintenance capital expenditures	10,577	13,540
Distributable cash flow	$120,339	$134,941

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the nine months ended September 30, 2019, $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring transaction we completed during the period.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(7) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-14